UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 3, 2014

NOVATEL WIRELESS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31659	86-0824673
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9645 Scranton Road

San Diego, CA 92121

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 812-3400

Not applicable

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Purchase Agreement

On September 3, 2014, Novatel Wireless, Inc., a Delaware corporation (the “Company”), entered into a Purchase Agreement (the “Purchase Agreement”) with HC2 Holdings 2, Inc., a Delaware corporation (the “Investor”), pursuant to which, on September 8, 2014, the Company sold to the Investor (i) 7,363,334 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), (ii) a warrant to purchase 4,117,647 shares of Common Stock at an exercise price of $2.26 per share (the “Warrant”) and (iii) 87,196 shares of the Company’s Series C Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), all at a purchase price of (a) $1.75 per share of Common Stock plus, in each case, the related Warrant and (b) $17.50 per share of Series C Preferred Stock, for aggregate gross proceeds of approximately $14.4 million (collectively, the “Financing”).

Certain terms of the Warrant and the Series C Preferred Stock will be dependent upon the approval by the Company’s stockholders of (i) an increase in the total number of authorized shares of Common Stock to 100,000,000 shares and (ii) the issuance and sale of the securities pursuant to the Purchase Agreement (including the issuance of all shares of Common Stock issuable upon the full conversion of the Series C Preferred Stock issued pursuant to the Purchase Agreement and the full exercise of the Warrant) and any change of control that may be deemed to occur as a result of such issuance and sale pursuant to the applicable rules of The NASDAQ Global Select Market (such approval, the “Stockholder Approval”).

In connection with the issuance of 7,363,334 shares of Common Stock to the Investor, the Company unreserved 1,651,455 shares of Common Stock previously approved for issuance pursuant to the Company’s 2009 Omnibus Incentive Compensation Plan and 1,300,000 shares of Common Stock previously approved for issuance pursuant to the Company’s 2000 Employee Stock Purchase Plan. Accordingly, these shares may not be available for grants under the respective plans until such time as the Stockholder Approval is obtained.

The Company intends to use the net proceeds from the Financing to fund working capital and for other general corporate purposes.

Warrant

On September 8, 2014, the Company issued a Warrant to purchase 4,117,647 shares of Common Stock at an exercise price of $2.26 per share to the Investor.

Pursuant to the terms of the Warrant, the Warrant will generally only be exercisable on a cash basis. However, the Warrant may be exercisable on a cashless basis if and only if a registration statement relating to the issuance of the shares underlying the Warrant is not then effective or an exemption from registration is not available. Prior to the receipt of the Stockholder Approval, the holders may not exercise any portion of the Warrant to the extent that, after giving effect to such exercise, the number of shares of Common Stock beneficially owned by such holder and its affiliates would exceed 19.999% of the Common Stock outstanding at the time of such exercise. Subject to the foregoing limitations, the Warrant will be exercisable into shares of Common Stock during the period commencing on March 8, 2015 and ending on September 8, 2019, the expiration date of the Warrant. The Warrant may be exercised by surrendering to the Company the warrant certificate evidencing the Warrant to be exercised with the accompanying exercise notice, appropriately completed, duly signed and delivered, together with cash payment of the exercise price, if applicable.

The exercise price and the number of shares of Common Stock issuable upon exercise of the Warrant are subject to adjustment upon certain corporate events, including certain combinations, recapitalizations, reorganizations, reclassifications, stock dividends and stock splits. In the event of an extraordinary transaction, as described in the Warrant and generally including any merger with or into another entity, sale of all or substantially all of the Company’s assets, tender offer or exchange offer, and certain reclassifications of the Common Stock, each Warrant will automatically be converted into the right to receive, for each share of Common Stock that would have been issuable upon exercise of such Warrant immediately prior to such transaction, the same kind and amount of securities, cash or property as the holder would have been entitled to receive if the holder had been the holder of Common Stock immediately prior to the occurrence of such transaction.

No fractional shares will be issued upon exercise of the Warrant. The Warrant does not confer upon its holder any voting or other rights as a stockholder of the Company.

Series C Preferred Stock

Each share of the Company’s newly issued Series C Preferred Stock is convertible into ten shares of Common Stock; provided, however, that the conversion rate applicable to the Series C Preferred Stock is subject to adjustment in the event of any stock split, stock dividend, recapitalization, reorganization or similar transaction. Notwithstanding the foregoing sentence, the Series C Preferred Stock is not convertible into shares of Common Stock prior to obtaining the Stockholder Approval. Upon receipt of the Stockholder Approval, the shares of Series C Preferred Stock then outstanding will automatically convert into the number of shares of Common Stock that is obtained by multiplying the number of shares of Series C Preferred Stock then outstanding by the conversion rate then in effect.

From and after December 31, 2014, the Series C Preferred Stock will accrue dividends at a rate of 12.5% per annum, which shall, at the Company’s option, either (i) be payable in cash quarterly in arrears or (ii) accrue until such time as the Company pays all such amounts in cash in full. From and after September 8, 2015, the Company may exercise its right to redeem, in whole or in part, the Series C Preferred Stock. The Series C Preferred Stock contains a two-year “make-whole” provision such that if the Series C Preferred Stock is redeemed prior to September 8, 2016, the holder thereof will be entitled to receive the remaining amount of dividends that would have been accrued and payable from the date of the redemption through and including September 8, 2016.

The conversion price and the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock is subject to adjustment upon certain corporate events, including certain combinations, recapitalizations, reorganizations, reclassifications, stock dividends and stock splits. In the event of an extraordinary transaction, as described in the Certificate of Designations of Series C Convertible Preferred Stock and generally including any merger with or into another entity, sale of all or substantially all of the Company’s assets, tender offer or exchange offer, and certain reclassifications of the Common Stock, each holder of Series C Preferred Stock will be paid in cash any accrued and unpaid dividends on such holder’s shares of Series C Preferred Stock and each share of Series C Preferred Stock will automatically be converted into the right to receive, for each share of Common Stock that would have been issuable upon such conversion immediately prior to such transaction, the same kind and amount of securities, cash or property as the holder would have been entitled to receive if the holder had been the holder of Common Stock immediately prior to the occurrence of such transaction.

No fractional shares of Common Stock will be issued upon conversion of the Series C Preferred Stock. Except as required by law or as it relates to the approval of certain amendments to the Company’s amended and restated certificate of incorporation that affect the rights of holders of Series C Preferred Stock, the shares of Series C Preferred Stock do not confer upon holders any voting rights as stockholders of the Company.

Investors’ Rights Agreement

In connection with the transactions described above, the Company entered into an Investors’ Rights Agreement, dated September 8, 2014 (the “Investors’ Rights Agreement”), pursuant to which the Company has granted to the Investor certain observation rights and certain appointment and nomination rights related to the Company’s board of directors, as well as rights with respect to the registration of the shares of Common Stock issued in the Financing and the shares of Common Stock underlying the Warrant and the Series C Preferred Stock.

The foregoing descriptions of the Purchase Agreement, the Warrant, the Certificate of Designations of Series C Preferred Stock and the Investors’ Rights Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the full text such documents, copies of which are attached hereto as Exhibits 10.1, 4.1, 3.1 and 4.2, respectively, and the terms of which are incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The securities described in Item 1.01 above were offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) under the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder. The Purchase Agreement executed in connection with the Financing contains representations to support the Company’s reasonable belief that the Investor had access to information concerning the Company’s operations and financial condition, the Investor acquired the securities for its own account and not with a view to the distribution thereof in violation of the Securities Act, and the Investor is sophisticated within the meaning of Section 4(a)(2) of the Securities Act and is an “accredited investor” (as defined by Rule 501(a) under the Securities Act). In addition, the issuances did not involve any underwriters, underwriting discounts or commission, or any public offering; the Company made no solicitation in connection with the Financing other than communications with the Investor; the Company obtained representations from the Investor regarding its investment intent, experience and sophistication; and the Investor either received or had access to adequate information about the Company in order to make an informed investment decision.

At the time of their issuance, the securities were deemed to be restricted securities for purposes of the Securities Act, and the certificates representing the securities bear legends to that effect. The securities may not be resold or offered in the United States without registration or an exemption from registration.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 3.02 by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On September 8, 2014, the Company filed the Certificate of Designations of Series C Convertible Preferred Stock designating 87,196 shares of the Company’s preferred stock, par value $0.001 per share, as Series C Preferred Stock and fixing the relative rights, preferences, limitations and designations of the Series C Preferred Stock.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 5.03 by reference.

Item 8.01.	Other Events.

On September 8, 2014, the Company issued a press release announcing the closing of the Financing. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

3.1	Certificate of Designations of Series C Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on September 8, 2014.

4.1	Warrant to Purchase Common Stock issued to HC2 Holdings 2, Inc., dated September 8, 2014.

4.2	Investors’ Rights Agreement, dated September 8, 2014, by and between Novatel Wireless, Inc. and HC2 Holdings 2, Inc.

10.1	Purchase Agreement, dated September 3, 2014, by and between Novatel Wireless, Inc. and HC2 Holdings 2, Inc.

99.1	Press Release dated September 8, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novatel Wireless, Inc.

	By:	/s/ Michael Newman
Michael Newman
Executive Vice President and Chief Financial Officer

Date: September 8, 2014